Exhibit 10.26

FIRST AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT, dated as of December 17, 2008 (the “Amendment”), amends that certain Restated Executive Employment Agreement, last restated March 16, 2008 (the “Agreement”) between ICOP DIGITAL, INC., a Colorado Corporation (“Company”) and LAURA E. OWEN (“Executive”).

WITNESSETH:

WHEREAS, Company and Executive are parties to that certain Amended and Restated Executive Employment Agreement dated on or about March 16, 2008; and

WHEREAS, the Agreement provides for certain payments of compensation by Company to Executive in the event of Executive’s Termination (as defined in the Agreement) or a Change in Control of the Company (as defined in the Agreement); and

WHEREAS, Company has determined, based on a reasonable application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulation issued thereunder, and other guidance, that Section 409A may be applicable to certain aspects of the Agreement; and

WHEREAS the parties desire to amend the Agreement in order to comply with Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged the parties hereby amend the Agreement as follows:

1.    Amendment to Section 6.b. of the Agreement: Section 6.b. of the Agreement is hereby deleted and the following language inserted in place thereof:

6.    Payments To Executive Upon An Event Of Termination.

b.    Severance Payment. Subject to Section 9 hereof, upon the occurrence of an Event of Termination, the Company shall be obligated to pay Executive, as severance pay or liquidated damages, or both, an amount equal to the sum of (i) twenty-four (24) months of the Executive’s Base Salary at the time of the occurrence of the Event of Termination plus (ii) the average of the Annual Bonus amount for the three (3) prior years (or such lesser time number of years, in the event that the Executive has been employed by the Company for less than three (3) years). Such payment shall commence on the date following the date that is six (6) months after the date of separation from service. At the election of the Executive such payment shall be made in a lump sum or in twelve (12) equal monthly installments during the twelve (12) months following the sixth (6th) month after Executive’s termination provided such election is made in compliance with Code Section 409A.

2.    Amendment to Section 7.a. of the Agreement: Section 7.a. of the Agreement is hereby deleted and the following language inserted in place thereof:

7.    Change In Control.

a.    Change of Control. No benefit shall be payable under this Section 7 unless there shall have been a Change in Control of the Company as set forth below. For purposes of this Agreement, a “Change in Control” of the Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 (a) of the current report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) if the Company were (or is) required to file reports pursuant to the Exchange Act; or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board, shall be, for purposes of this clause (A), considered as though they were a member of the Incumbent Board; or (B) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction occurs in which the company is not the resulting entity; or (C) a tender offer is completed for 30% or more of the voting securities of the Company then outstanding.

3.    Amendment to Section 7.c. of the Agreement: Section 7.c. of the Agreement is hereby deleted and the following language inserted in place thereof:

7.    Change in Control.

c.    Severance Payment. Subject to Section 9 hereof, upon the occurrence of a Change in Control, the Company shall be obligated to pay Executive, or, as severance pay or liquidated damages, or both, an amount equal to the sum of (i) twenty-four (24) months of the Executive’s Base Salary at the time of the occurrence of the Change in Control plus (ii) the average of the Annual Bonus amount for the three

(3) prior years (or such lesser time number of years, in the event that the Executive has been employed by the Company for less than three (3) years). Such payment shall commence on the date following the date that is six (6) months after the date of separation from service. At the election of the Executive such payment shall be made in a lump sum or in twelve (12) equal monthly installments during the twelve (12) months following the sixth (6th) month after Executive’s termination provided such election is made in compliance with Code Section 409A.

4.    Insertion of Section 26: An additional provision, designated as Section 26 of the Agreement is hereby inserted following Section 25 and shall read as follows:

26.    Code Section 409A. Notwithstanding any other provision of the Agreement, it is intended that the Agreement will comply with Code Section 409A (to the extent it is subject thereto) and the Agreement shall be interpreted on a basis consistent with such intent. Any provision of the Agreement determined not to be in compliance therewith is hereby reformed to the least extent necessary to comply with the requirements of Code Section 409A.

5.    Ratification as Amended: The Agreement as amended is hereby republished, ratified and reaffirmed in all respects, except as modified by this First Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

Company:
ICOP DIGITAL, INC.,
a Colorado Corporation

/s/ Roger Mason
ROGER MASON,
Chairman of Compensation Committee

Executive:

/s/ Laura E. Owen
LAURA E. OWEN

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